CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated February 10, 2010, relating to the financial statements and financial highlights which appears in the December 31, 2009 Annual Report to Shareholders of Invesco V.I. Global Multi-Asset Fund (formerly known as AIM VI Powershares ETF Allocation Fund); one of the portfolios constituting AIM Variable Insurance Funds (Invesco Variable Insurance Funds) which is also incorporated by reference into such Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” in the prospectuses and “Other Service Providers” in the statements of additional information which are incorporated by reference into such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
January 20, 2011